Exhibit 99.1

                          TRANSNET REPORTS RESULTS FOR
                 FISCAL 2009 SECOND QUARTER AND SIX-MONTH PERIOD

/FOR IMMEDIATE RELEASE/                                  CONTACT: Steven J. Wilk
                                                                  (908) 253-0500

BRANCHBURG, NEW JERSEY, February 17, 2009 - TRANSNET CORPORATION (OTCBB: TRNT), a leading unified communications and IT sales and service company, today announced results for the second quarter of fiscal 2009 and six months ended December 31, 2008. For the second quarter ended December 31, 2008, the Corporation reported a net loss of $1,230,774 or $0.26 per diluted share, compared to a net loss of $23,924, or $0.00 per diluted share, for the second quarter of fiscal 2008. Revenue was $5,143,972 for the fiscal 2009 quarter, as compared to $7,275,397 in the same period last year.

For the six months ended December 31, 2008, the Corporation reported a net loss of $1,180,343, or $0.24 per diluted share, on revenue of $13,709,236. This compares to net income of $7,972, or $0.00 per diluted share, on revenue of $16,282,394 for the same period of the prior year.

Steven J. Wilk, President said, "During the quarter ended December 31, 2008, TransNet's operations were significantly impacted by the decline of the national economy and the resulting decrease in new projects. This was particularly true in the second half of the quarter, as the majority of our clients, regardless of business sector, put purchasing decisions on hold due to the recession, credit crunch, and uncertainty as to future economic conditions. The decrease in new business and the reluctance of clients to invest in high-end technologies resulted in a loss. Also impacting our results was the dramatic decrease in permanent and temporary hiring by our clients, which caused a rapid decline in our staffing operations. Although not material to our operations, this decrease contributed to the decline in service revenues and reduced gross profit margins. To counter these events, during the quarter ended December 31, 2008, we accelerated our cost reduction and containment program, reducing our selling, general and administrative costs by 12% over last year's quarter. Additional reductions in expenses will be realized during the next two consecutive quarters. As of the quarter's end, the State of New Jersey had not finalized its new purchasing arrangements. The modification process had delayed governmental client purchases during the second half of calendar 2008.

"Based upon current indications and the volume of orders received in early calendar 2009, however, we believe that clients will resume purchasing in 2009. Looking forward, despite the economic uncertainties, we are cautiously optimistic about the effects of the federal stimulus plan in providing funds to many of our governmental and educational clients. These clients significantly delayed purchasing products and services due to economic conditions and while they awaited the approval of the stimulus plan. Although the plan is not a "magic bullet", we believe projects resulting from the plan will have a positive impact on our future results. The stimulus plan grants immediate funding for school IT infrastructure, municipal communication networks, and the upgrading of hospital medical record archiving, all of which are markets targeted by TransNet Corporation.

"We are encouraged by the number of proposals requested in recent weeks, which may be an indication that clients are preparing for purchases in the short term. We have responded to a significant increase in requests for quotations for physical security and video surveillance products, especially from local school districts and municipalities. We believe these products hold great promise for our future success because of the complex design and implementation of these high-end products and related services, which yield higher gross margins and revenue.

"While no one in these uncertain economic conditions has the ability to accurately forecast future revenue and profits, we believe the new products and services related to security and communication solutions will benefit our results in the near future. Sales of leading edge equipment and related service business flowing from the stimulus plan, in conjunction with renewed staffing placements and our aggressive cost reduction program, will result in sustained profitability."


ABOUT TRANSNET

TransNet Corporation is a leading unified communications and IT sales and support provider for corporate, educational, and governmental clients. TransNet provides sophisticated solutions, including LAN, WAN, and VoIP system design and implementation; network monitoring, security, and support services; technical support services; staffing services; and end-user training. Its clients include Fortune 100 organizations, primarily in the pharmaceutical, oil and gas, finance and communications industries, as well as educational (k-12 and higher ed) and governmental institutions. TransNet serves it clients from its Branchburg, New Jersey headquarters, and its offices in Eastern Pennsylvania.

"SAFE HARBOR" STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: THE STATEMENTS CONTAINED IN THIS PRESS RELEASE THAT ARE FORWARD-LOOKING STATEMENTS ARE BASED ON CURRENT MANAGEMENT EXPECTATIONS THAT INVOLVE RISK AND UNCERTAINTIES. POTENTIAL RISKS AND UNCERTAINTIES INCLUDE, WITHOUT LIMITATION:
THE IMPACT OF ECONOMIC CONDITIONS GENERALLY AND IN THE INDUSTRY FOR MICROCOMPUTER PRODUCTS AND SERVICES; DEPENDENCE ON KEY VENDORS; CONTINUED COMPETITIVE AND PRICING PRESSURES IN THE INDUSTRY; PRODUCT SUPPLY SHORTAGES; OPEN-SOURCING OF PRODUCTS OF VENDORS; RAPID PRODUCT IMPROVEMENT AND TECHNOLOGICAL CHANGE, SHORT PRODUCT LIFE CYCLES AND RESULTING OBSOLESCENCE RISKS; LEGAL PROCEEDINGS; CAPITAL AND FINANCING AVAILABILITY; AND OTHER RISKS SET FORTH IN THE COMPANY'S FILINGS WITH THE SECURITIES AND EXCHANGE COMMISSION.


                       TRANSNET CORPORATION AND SUBSIDIARY
                      CONSOLIDATED STATEMENT OF OPERATIONS
                      ------------------------------------
                                   (unaudited)

                                                      Three Months Ended December 31,
                                                          2008             2007
                                                     ---------------------------------

Revenues                                              $  5,143,972       $  7,275,397
Net (Loss) Earnings                                     (1,230,774)           (23,924)
Basic Net (Loss) Income per Common Share                     (0.26)             (0.00)
Diluted Net (Loss) Income per Common Share                   (0.26)             (0.00)
Weighted Average Common Shares Outstanding: Basic        4,823,304          4,823,304
Weighted Average Common Shares Outstanding: Diluted      4,823,304          4,823,304


                                                       Six Months Ended December 31,
                                                          2008             2007
                                                     ---------------------------------

Revenues                                              $ 13,709,236       $ 16,282,394
Net (Loss) Earnings                                     (1,180,343)             7,972
Basic Net (Loss) Income per Common Share                     (0.24)              0.00
Diluted Net (Loss) Income per Common Share                   (0.24)              0.00
Weighted Average Common Shares Outstanding: Basic        4,823,304          4,823,304
Weighted Average Common Shares Outstanding: Diluted      4,823,304          4,904,440


                                      # # #